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                                                                   EXHIBIT 99.1

                   Apartment Investment and Management Company
       Sells Additional Investment of $30 Million of Convertible Preferred
                 Stock to Fund Managed by AEW Capital Management


     DENVER, Jan. 14 - Apartment Investment and Management Company ("AIMCO") (NYSE: AIV) announced that it has sold $30 million of newly issued Class M Convertible Cumulative Preferred Stock (the "Preferred Stock") to AEW Targeted Securities Fund II. L.P., an investment partnership managed by AEW Capital Management, L.P. ("AEW") in a private transaction. The Preferred Stock has a dividend rate, payable quarterly, of 8.5% per annum. The Preferred Stock may be converted at AEW's option, into shares of AIMCO's Class A Common Stock at a conversion price of $44.00 per share. After the third anniversary of the date of issuance. AIMCO may redeem the Preferred Stock for cash. AIMCO used the proceeds from the Preferred Stock to pay down its outstanding short-term borrowings.

     "We are pleased that AEW, a premier investment and real estate advisory firm, has made a second investment in AIMCO. The AEW Targeted Securities Fund II long-term investment objectives are in alignment with AIMCO's," said Peter Kompaniez, President of AIMCO.

     "We are pleased to inaugurate our second AEW Targeted Securities Fund by expanding our investment in AIMCO through this additional purchase of convertible preferred stock," said Jeffrey D. Furber, President of AEW Real Estate Securities. "We anticipate that AIMCO, with its top-notch management team and multi-faceted growth strategy, will continue to deliver superior results in terms of FFO per share growth and stock price performance." "The AEW Targeted Securities Funds and their co-investors currently have nearly $300 million of equity available for investments in REIT's and real estate operating companies," said Robert G. Gifford, Managing Director and Senior Portfolio Manager for the Funds. "We are seeking to invest in companies and securities which, like AIMCO, offer superior prospects for total return by virtue of their management talent, portfolio strategy or ability to take advantage of capital markets opportunities."

     AIMCO is a real estate investment trust with headquarters in Denver, Colorado and 32 regional operating centers, which holds a geographically diversified portfolio of apartment communities. AIMCO, through its subsidiaries, operates approximately 2,000 properties, including approximately 360,000 apartment units, and serves approximately one million residents. AIMCO's properties are located in 48 states, the District of Columbia and Puerto Rico.

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     AEW Capital Management serves as investment advisor to institutional and private investors, including some of the nation's largest corporate, public and union pension funds, university endowments and governmental entities. The firm focuses on investments in real estate securities portfolios (REITs, CMBS and private placements), high-yield equity investing, and the acquisition and management of directly held property portfolios. On behalf of its clients, the firm currently manages approximately $6 billion of capital, which is invested in more than $9 billion of real estate nationwide.

     CONTACT: Peter Kompaniez, President, 714-593-1723, or Paul McAuliffe, Executive Vice President and Chief Financial Officer, 303-757-8101. investor@aimco.com. both of Apartment Investment and Management Company
     Web Site: http//www.aimco.com

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